                  Final Transcript

Nov. 06. 2007 / 5:00 PM EST, TGAL - Q2 2008 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal Corporation - CFO

 Tom Mika
 Tegal Corporation - President, CEO

CONFERENCE CALL PARTICIPANTS

 Glenn Mattson
 GTK Capital Partners - Analyst

 Steve Sullivan
 Horizon Financial Group - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the third quarter 2008 Tegal Corporation earnings conference call. My name is Shaun and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the presentation over to your host for today's call, Ms. Christine Hergenrother, Chief Financial Officer. Please proceed.

 Christine Hergenrother - Tegal Corporation - CFO

 Thank you. Good afternoon and welcome to Tegal's investor conference call for the second quarter of fiscal 2008, which ended September 30, 2007. Before I review the financial results for the quarter and the year, I have two housekeeping items. The first is a reminder that a digital recording of this conference call will be available two hours after the completion of the call, and it will be available through midnight on Tuesday, November 13, 2007. To access, investors should dial 888-286-8010 or 617-801-6888 and enter pass code 31764338. An online replay of the call along with a copy of the Company's earnings release will be available on the Company's website as well.

The second housekeeping item is a reminder about the all-important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter, I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have some additional comments. After that, we will entertain questions from the dial-in audience.

Revenues for the fiscal second quarter were $10.8 million, a sequential increase of 135% from $4.6 million in the fiscal first quarter of 2007 and an increase of 111% from the $5.1 million recorded for the same quarter one year ago.

Our recorded net income for the second quarter is $693,000 or $0.10 per share compared to a net loss of $3.3 million or $0.47 per share in the comparable quarter one year ago. Last quarter, Tegal reported a loss of $638,000 or $0.09 per share.

Gross profits for the second quarter came in at 39.3% compared to 38% in the comparable quarter one year ago and 35.3% in Q1 of this fiscal year. The improvement in gross profits was mainly attributable to a favorable product mix and increased revenue during the quarter.

Overall operating expenses for the second quarter were $3.8 million, a decrease of about $1.8 million from the same quarter last year and an increase of $800,000 compared to last quarter.

Sales and marketing expense increased from last quarter by approximately $300,000, largely due to sales commissions on the increased revenue. Overall R&D spending was flat from the same quarter last year, coming in at just over $1 million for the quarter and an increase of $200,000 from the previous quarter. The previous quarter included payments from customers for non-reoccurring development work. The increase of $300,000 in G&A expense from last quarter was largely due to an executive compensation study conducted during the quarter and legal fees related to our recent arbitration.

Nonoperating expenses netted out to a gain for the quarter of $237,000, including net interest income of $263,000, offset by other expense of $26,000. The resulting operating income for the second quarter was $456,000 compared to a loss of $3.1 million in the same quarter one year ago and a negative $1.4 million in the first quarter of this fiscal year.

Included in operating income were non-cash charges of approximately $600,000, which included $400,000 of stock compensation expense for options vesting during the quarter. The remaining non-cash expenses were depreciation, amortization and warrant expenses. Excluding these non-cash charges, operating income for the second quarter was $1.1 million.

Now moving to the balance sheet. Cash at the end of the second quarter was $20.3 million, a decrease of $3 million from last quarter. The cash decrease was due primarily to changes in working capital and a cash settlement payment to Gonzalez & Leigh, one of our former litigation attorneys.

Accounts receivable increased by $1.2 million from last quarter, coming in at $8.1 million. Inventories increased by $2.5 million from $8.6 million to $11.1 million. PP&E, intangibles and other assets increased a combined $91,000, mainly consisting of other current assets.

Total current liabilities decreased by $417,000 over the last quarter, resulting from increases in accounts payable and product warranty, and offset by the $995,000 payment made in the settlement of Gonzalez & Leigh. The company had no long-term liabilities at the end of the quarter.

Regarding the dispute with our other litigation attorneys on the remaining fees owed for the settlement of a litigation with AMS, Agilent and Avago, we plead our case with the Bar Association of San Francisco in a nonbinding arbitration proceeding on September 10th and 11th. We expect to receive their ruling any day now.

The company's book to bill ratio was less than 1 during the quarter and the backlog as of today stands at $10.3 million. Total shares outstanding as of September 30, 2007, were 7,126,912.

I would now like to introduce Tom Mika, our President and Chief Executive Officer.

 Tom Mika - Tegal Corporation - President, CEO

 Thanks, Christine. We are very pleased with our second quarter results. We reached our first quarterly profit since December 2000 and our margin reached 39.3%, which is very close to our corporate target of 40%, and as Christine mentioned, our operating income, excluding non-cash charges, was a solid $1.1 million.

We believe this quarter's results demonstrate our hard work and success in the strategic restructuring of our business over the last several years. However, while we are encouraged by our accomplishments, we believe that we can still drive more improvements in our business and continue to deliver improved operating results.

I thought it would be useful today to review our progress over the past couple of years, to give you some insight as to where we are currently and perhaps to set the stage for what might lie ahead.

In 2004, when I was CFO, we began in earnest to make some changes in the management of the company and began to review the structure of the company and the new technologies that we had acquired in 2002 and 2003. I became CEO in mid-2005 and at this time we set out some goals for a turnaround, which we stated at the time would take two years to achieve. But we thought some goals would come earlier, as they have.

The goals were threefold. To achieve cash breakeven. Second, to achieve significant increases in revenues. And third, change the business model in order to turn the company into a profitable growing technology company. I'm very pleased that we have delivered on each of these objectives.

Our success was driven by our focus on four main areas; management, existing product strategies, new products, and infrastructure. I'd like to review each of these areas as I did two years ago, with updates on what we are doing today to drive continued success.

Area one, management. Over the past two years we have made several new hires in senior positions and promoted several individuals internally to key positions. For the most part, these appointments have worked out very well and I believe that we have a strong cohesive team of experienced managers.

While we are pleased with the results, we are now working on two important new efforts to further improve our management structure. The first is to upgrade our Human Resources program and policies through the revision of job descriptions, benchmarking and performance appraisals and all the other efforts that should be expected of a leading company.

The second, which is more of a continuous program, is to improve the communication and cohesiveness among all our employees and Management in order to achieve our agreed upon goals and objectives.

Secondary is in existing product strategies. The essence and the success of our existing product strategy lies in the etching and deposition of so-called new materials. We do not serve mainstream device markets with the old materials such as silicon, silicon dioxide, silicon nitride, aluminum and copper are commonly used. Old materials are common, elemental, inexpensive and relatively easy to deposit and etch. They are used in microprocessors, ICs, Flash memory and DRAM. These are markets where Moore's Law applies and in which competitors who are vastly larger than we are compete.

Instead, we have focused on new materials where Moore's Law generally doesn't apply and where the markets are today considerably smaller, but growing rapidly. Included in our list of new materials are four categories of materials, including high-K materials, such as PZT, hafnium oxides, zirconium oxide and BST; noble metals that include platinum, iridium, ruthenium and gold; piezoelectrics -- aluminum nitride, PZT, zirconium oxide; and compound semiconductors or 3-5 materials, generally known by their substrates, which are gallium arsenide, indium phosphide, gallium nitride and silicon carbide.

These materials are uncommon compound materials which are expensive and difficult to deposit and etch. I often use the term difficult to etch and deposit without really defining it, since it is very technical. Basically, it has to do with how the chemistries, energies and surfaces within the reactors affect and are affected by the new materials. In addition, it has to do with the active control of [SSO] morphology and measures of cost of ownership, such as throughput repeatability and time to clean the reactors. In other words, the difficult task has to be done over and over again in a production environment economically.

Despite the challenges, new materials have uses in some of the most sought after applications in the market today, such as advanced nonvolatile memories, systems on chips, tunable capacitors, power management devices, high-speed computing, LEDs, acoustic filters, MEMS, sensors and actuators. Such devices are behind the higher functionality and smaller size of your wireless devices, portability of laptops and other electronic appliances, the force feedback of the gaming console, sensors on your cars, and the power management devices on everything from your iPod to your Prius hybrid car.

We understood years ago that despite the challenges of working with new materials, we needed to develop solutions focused on these growing end markets. We knew that competing successfully in these markets required a willingness to make significant investments and accept risk, both on the part of Tegal and on the part of our customers. The risks and investments we have made have paid off, as these end markets are now flourishing and our existing product line is positioned extremely well. This has led to recent new order momentum and our improved financial performance.

Now with our financial turnaround, stronger balance sheet and the competence and skill of our engineering process development and field support teams, we are all working to further improve our competitive positions and continue our recent new order momentum.

On the topic of new orders, I was very pleased to be able to announce today a new order by Skyworks Solutions of an additional advanced etch system to this very prominent and extremely successful innovator of high-performance analog and mixed signal semiconductors, enabling mobile connectivity. Skyworks' power amplifiers, front-end modules and direct conversion radios are at the heart of many of today's leading edge multimedia handsets.

The system will be shipped to Skyworks' fab in Southern California, where it will be used to etch silicon nitride and other critical thin films on gallium arsenide substrates, supporting Skyworks business expansion in the multimode and multimedia handset market.

The compound semiconductor market is one to which we are firmly committed and we are striving to offer new cost-effective processes and system solutions to companies in this market.

The third area is new products. While we have been focused on improving our results through our current product offering, we have also remained focused on introducing new products in order to continue growing in the future. We have also learned that this process takes patience. Two years ago, I confessed our mistake of talking in conference calls about an expected short timeline for delivering our Nano-Layer Deposition product, while it was still very much under development. I have tried to readjust the timeline and lower expectations about early revenues from this project and continue to in subsequent calls to talk only about beta systems.

What I have learned is that you just can't make a baby in less than nine months and you can't launch a major new piece of capital equipment in less than about three to five years, period. Having said all that, given the substantial time and investment we have now spent, I believe we are making good progress and I am still very optimistic that I will have something positive to say about NLD soon, so please stay tuned.

The fourth area is infrastructure. This is an area in which we have made remarkable progress in a relatively short period of time. We have significantly improved our cost structure over the last two years through consolidation and other initiatives. We completed the integration of Sputtered Films and closed all of our operations in Santa Barbara. Over the course of the last year, we have revised our plan for San Jose, which currently houses our PVD operations, including process development and allows people in both PVD and etch who live in the area to work out of that office, rather than commuting to Petaluma.

We will eventually display our Compact NLD and Compact etch tools there, but we'll do limited demos and no manufacturing from that facility. We will continue to manufacture in Petaluma, which will remain our administrative location and our headquarters. The key to our position in the facilities area is low-cost and flexibility. We have reduced our overhead by several million dollars, cutting our burden rate by 50% and have not committed to any long-term leases.

We have not made much progress on outsourcing manufacturing and will not until we formally launch the Compact platform. We have however made substantial progress in our distribution infrastructure by recruiting reps in Singapore, Japan and Korea. We are still working on China.

In summary, Q2 '08 was a milestone event for Tegal. The first profitable quarter in seven years. We demonstrated good progress toward our stated objectives. Despite our success, we are increasing our intensity to drive further improvements into our business and deliver continued growth.

Looking forward to the remainder of the year, we believe that next quarter we will likely see a drop-off in some end sales from the very strong second quarter, but we should still demonstrate a good year-over-year growth. In addition, the fourth quarter should improve over Q3 and depending on our performance, we have good potential for it being profitable for the entire fiscal year.

Thanks for your attention and now I'll be happy to answer any questions that you may have.

                  Final Transcript

Nov. 06. 2007 / 5:00 PM EST, TGAL - Q2 2008 Tegal Corporation Earnings Conference Call

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Glenn Mattson from GTK.

 Glenn Mattson - GTK Capital Partners - Analyst

 Congratulations on a great quarter. Just calling about the industry potential for the existing and future products, could you give me some information on that? Thank you.

 Tom Mika - Tegal Corporation - President, CEO

 As far as our market potential is concerned, as I said in previous calls, Tegal participates in kind of a broad set of niche markets, all of which are growing pretty rapidly, but tend to be markets in which multiple system sales are sometimes difficult to achieve and difficult to predict. When you get a wildly successful product like the IPAD from STMicroelectronics, then we have some predictability to our sales. We're working on a pretty broad front and we think it represents a lot of potential.

I think in general, in order to miniaturize devices and to increase functionality, companies are going to have to continue to adopt new materials. So I think in that respect our strategy is on target.

As far as future products are concerned, we're really staying within the new materials area. Our Nano-Layer Deposition product, our first applications are in the areas of depositing tinitride films, very thin films on highly conformal structures that are attempting to increase functionality or decrease size of devices. So we're staying with new materials in both our existing product lines and in our new product lines.

 Glenn Mattson - GTK Capital Partners - Analyst

 It sounds like, Tom, you have a good patent protection position as well?

 Tom Mika - Tegal Corporation - President, CEO

 Tegal has a lot of patents, as a matter of fact and we continue to add patents. We also continue, by the way, to lose patents, in the sense that we're not pursuing some patent protection in some markets for patents that we don't think are of extreme value. It turns out that the cost of administering our patents and filing in countries allover the world is extremely expensive, so we have to focus on those things that we think are key patents. But yes, virtually all of our technology is protected by patents one way or another.

 Glenn Mattson - GTK Capital Partners - Analyst

Tom, the last question I have is on the backlog. You said it was up to 10.3 as of today. Is that net of sales you've made so far in the quarter as well? In other words, you started at 8.9 and then you've had some sales in this quarter as well and do I assume that this 10.3 is after the current sales in this quarter?

 Tom Mika - Tegal Corporation - President, CEO

 No, since we haven't reported any sales in this quarter yet, it is not net of that number.

 Glenn Mattson - GTK Capital Partners - Analyst

 Okay, so it's 10.3 as of 9-30 as well?

 Christine Hergenrother - Tegal Corporation - CFO

 It was 8.9 million as of the end of September.

 Tom Mika - Tegal Corporation - President, CEO

 And then between September 30th and today we booked some additional business.

 Glenn Mattson - GTK Capital Partners - Analyst

 Well again, Tom, congratulations on a great quarter and it sounds like you're on the right track, especially with your unique technology and products.

Operator

 Steve Sullivan with Horizon Financial Group.

 Steve Sullivan - Horizon Financial Group - Analyst

 Tom, congratulations. It's been a lot of work, I know. And first question, Tom, what's the headcount now and where was it say a year ago and where do you think it's going to go in the next six to nine months?

 Tom Mika - Tegal Corporation - President, CEO

 That's a good question. I think we reported last quarter that our headcount was as low as it has been in several years. Christine is reminding me that it's around 85. I think we added -- that would be about 4 up from what we reported last quarter. And I don't really see it increasing by very much at all. What I said last quarter was that I thought that there were a few engineering positions that we needed to fill and we have done so, but I don't see anything beyond that.

 Steve Sullivan - Horizon Financial Group - Analyst

 Going forward in the next couple of quarters, Tom, the gross margin, how sustainable do you think it is?

 Tom Mika - Tegal Corporation - President, CEO

 I think it's very sustainable. Two things help our gross margin. One is the product mix. I think the product mix has been pretty good. The other is the amount of absorption of overhead and when we get above about $8 million per quarter, we're pretty much fully absorbed.

One of the challenges that we have on the gross margin side, is that we've gotten some opportunities to sell tools to university environments that are operating in areas that are of extreme interest to us. And if we're able to deliver tools that are at a reasonable price with a relatively low gross margin, we get the subsequent benefit of some collaboration on development activities in those university environments. We haven't traditionally done that as a company and we're attempting to do more of that.

We did so recently with a sale that we inherited from AMS to University of Pennsylvania for an AMS tool. We have some other opportunities that I have a great deal of interest in and I know my team does, so we have to figure out how to make those happen, even though they might involve some downward pressure on gross margins.

 Steve Sullivan - Horizon Financial Group - Analyst

 Two quick ones. The operating margin, can you give me a sense on the revenues go up 2 or 3 million, how much leverage is still in the operating margins relative to what we achieved last quarter? Year-over-year, I'm sorry Tom, not sequentially, but year-over-year, the quarter rundown.

 Tom Mika - Tegal Corporation - President, CEO

 Well, we had a substantial -- the problem is that we had a couple of things going on. If you look year-over-year, we have substantial reductions in our legal fees and OpEx. I think the way to look at this is that I think the high 30s to 40% gross margins are achievable and then what you're seeing in terms of our operating expenses are not really likely to change. They're likely to remain flat.

 Steve Sullivan - Horizon Financial Group - Analyst

 So in actual dollars, Tom?

 Tom Mika - Tegal Corporation - President, CEO

 In actual dollars, yes, that's correct. So since we're not increasing operating expenses by very much quarter to quarter, you can expect most of those sales increases or the gross margin to drop to the operating income line.

 Steve Sullivan - Horizon Financial Group - Analyst

 Last, then I'll let someone else get on. The $300,000 in other expenses, can I get a little more clarification there? Was that more one-time than ongoing?

 Christine Hergenrother - Tegal Corporation - CFO

 You mean in other income?

 Steve Sullivan - Horizon Financial Group - Analyst

 Christine, I thought you mentioned in G&A there was a $300,000--?

 Christine Hergenrother - Tegal Corporation - CFO

 Oh, in G&A, not other income. No, those are one-time for this quarter expenses.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay, what exactly was involved there again?

 Christine Hergenrother - Tegal Corporation - CFO

 One was a compensation study and the other was legal fees related to the arbitration that we just went through in September.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. So that will go virtually -- I gather the study will go to zero, but the legal fees can linger on?

 Tom Mika - Tegal Corporation - President, CEO

 Assuming that there's any activity past the arbitration. That activity really ended as far as legal fees are concerned, on September 11th at about 5:00. Actually no, there was a small subsequent brief requested. But those have dropped substantially and it just depends on what we decide to do after we hear from the Bar Association in terms of what their ultimate decision is.

 Steve Sullivan - Horizon Financial Group - Analyst

 Well congratulations again.

Operator

 (OPERATOR INSTRUCTIONS) Follow-up question from Glenn Mattson.

 Glenn Mattson - GTK Capital Partners - Analyst

 Tom, speaking of the arbitration, I guess what's the next step if this is nonbinding? And a follow-up question after that.

 Tom Mika - Tegal Corporation - President, CEO

 Well, the next step is that each side decides whether or not whatever we hear from the Bar Association is acceptable and if it's not -- you know, if it's not acceptable to the litigation attorneys, then they will continue their lawsuit and we'll see them in court. And if it's not acceptable to us, we will see them in court.

 Glenn Mattson - GTK Capital Partners - Analyst

 Right. You won't be booking that income until this is all settled then, I guess?

 Tom Mika - Tegal Corporation - President, CEO

 That's correct.

 Glenn Mattson - GTK Capital Partners - Analyst

 And lastly, on the balance sheet, inventories are up considerably. Can we expect that to level off here, pending the sale and completion and placement of new orders, new equipment?

 Tom Mika - Tegal Corporation - President, CEO

 Yes. We had a pretty big upsurge to cover the backlog that we had. Remember as of last quarter we had about a $20 million backlog.

 Glenn Mattson - GTK Capital Partners - Analyst

 Right. Of which you shifted about 10, so I'm surprised inventory is still this high.

 Tom Mika - Tegal Corporation - President, CEO

 We've got that systems inventory and I think we're keeping -- remember, a good chunk of that inventory involves Compact and NLD tools that we hold in inventory because we expect to move those as beta systems.

 Glenn Mattson - GTK Capital Partners - Analyst

 Okay, good. So that's encouraging on the NLD side. So that inventory will basically stay the same or decline slightly then I guess?

 Tom Mika - Tegal Corporation - President, CEO

 Yes.

 Glenn Mattson - GTK Capital Partners - Analyst

 Okay, great. Again, congratulations and good luck.

Operator

 Follow-up question from Steve Sullivan.

 Steve Sullivan - Horizon Financial Group - Analyst

 Two quick ones then I'll let you go. What is the total NOLs, roughly, now?

 Tom Mika - Tegal Corporation - President, CEO

 We're just conferring. 14 million.

 Christine Hergenrother - Tegal Corporation - CFO

 Somewhere between 14 and 16, cumulative.

 Tom Mika - Tegal Corporation - President, CEO

 But Steve, I'd like to caution you on the NOLs, you know, as you probably know, you only study whether you've got the NOLs when you actually think you're going to use them and you lose some based on certain equity events that occur. But even going back to our last equity event, which I think is what Christine is doing, we think we have plenty to cover any of the income that may come in as a result of the resolution of the lawsuit.

 Steve Sullivan - Horizon Financial Group - Analyst

 So basically that should fall to the bottom line?

 Tom Mika - Tegal Corporation - President, CEO

 Yes.

Operator

 You have no other questions at this time.

 Tom Mika - Tegal Corporation - President, CEO

 Okay. Well, thank you very much, gentlemen, thanks for your attention. Ladies and gentlemen, this concludes today's conference call and I look forward to seeing you next quarter.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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